UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

  CURRENT REPORT
  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 26, 2012

Golden Eagle International, Inc.
(Name of registrant as specified in its charter)

Colorado	0-23726	84-1116515
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

9653 South 700 East, Salt Lake City, Utah 84070
Address of principal executive offices

801-619-9320
Telephone number, including
Area code

Not applicable
Former name or former address if changed since last report

Item 4.01	Changes in Registrant’s Certifying Accountant.

On January 26, 2012, we engaged Ingenium Accounting Associates, Reno, Nevada, to audit our financial statements for the year ended December 31, 2011 and the periods then ended.  Accordingly, we dismissed Mark Bailey & Company, Ltd., on January 26, 2012.  Both actions were approved by our Board of Directors.  We do not have an audit committee.

In connection with the audits of the Company’s financial statements for the two most recent fiscal years ended  December 31, 2009  and December 31, 2010 and subsequent interim periods through the date of dismissal, there were no disagreements with Mark Bailey & Company, Ltd. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Mark Bailey & Company, Ltd. would have caused Mark Bailey & Company, Ltd. to make reference to the matter in their report. The reports on the financial statements prepared by Mark Bailey & Company, Ltd., for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

We provided Mark Bailey & Company, Ltd. with a copy of this Current Report on Form 8-K prior to its filing with the SEC, and requested that they furnish us with a letter addressed to the SEC stating whether they agree with the statements made in this Current Report, and if not, stating the aspects with which they do not agree. A copy of the letter provided from Mark Bailey & Company, Ltd. is filed as Exhibit 16.1 to this Current Report on Form 8-K.

We have engaged the firm of Ingenium Accounting Associates as of January 26, 2012. During the last two fiscal years and subsequent interim periods preceding their engagement, we did not consult Ingenium Accounting Associates on any matter relating to accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 31, 2012, our Board of Directors accepted the resignation of Blane W. Wilson as our Chief Operating Officer. In his resignation, Mr. Wilson did not express any disagreement with management or disclosure issues.  Mr. Wilson is currently serving as the President, CEO and Director of Klondex Mines Ltd.

Section 9 - Financial Statements and Exhibits

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

16.1.           Letter from Mark Bailey & Company re: Change in Certifying Accountant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 1st day of February, 2012.

Golden Eagle International, Inc.

By: /s/ Terry C. Turner
Terry C. Turner,
President and Chief Executive Officer